 Exhibit 99.9

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4 of Isos Acquisition Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any related prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person who is to become a director of the Company upon the Effective Time (as such term is defined in the Business Combination Agreement, dated July 1, 2021 (as may be amended from time to time), by and among the Company and Bowlero Corp., a Delaware corporation), and to the filing of this consent as an exhibit to the Registration Statement.

Date: August 23, 2021

By:	/s/ Robert J. Bass
Name:	Robert J. Bass